Computershare Trust Company, N.A. 150 Royall Street, Suite V Canton, MA 02021 Within USA, US territories & Canada 866-270-7788 Outside USA, US territories & Canada 413-775-6091 www.computershare.com

LETTER OF TRANSMITTAL TO TENDER SHARES OF VIRTUS DIVIDEND, INTEREST & PREMIUM STRATEGY FUND

Pursuant to Virtus Dividend, Interest & Premium Strategy Fund’s (the “Fund”) Issuer Tender Offer Statement dated September 1, 2026, the Fund has offered to purchase up to 25% of its outstanding shares of common stock, or 23,241,811 shares in the aggregate, at a price equal to 99% of the net asset value per share (the “Offer”) as of the close of regular trading on the New York Stock Exchange on October 5, 2026, unless extended (the “Expiration Date”). See Instructions on the reverse side.

I/we, the undersigned, hereby surrender to you for tendering the share(s) identified below. I/we hereby agree to the terms and conditions of the Offer dated September 1, 2026. I/we hereby certify and warrant that: (i) I/we have received and read the Issuer Tender Offer Statement (ii) I/we have complied with all instructions on the reverse side of this Letter of Transmittal and the requirements of the Offer; (iii) I/we have full authority to surrender these certificate(s) and give the instructions in this Letter of Transmittal; and (iv) the shares represented by these certificates are free and clear of all liens, restrictions, adverse claims and encumbrances.

If you hold certificated shares and you wish to participate in the Offer with respect to such certificated shares, you will need to first surrender and exchange your certificated shares for non-certificated shares. Any certificated shares not surrendered in exchange for non-certificated shares prior to the Expiration Date will not be able to participate in the Offer.

If all shares in the Dividend Reinvestment Plan are elected to be tendered, the dividend election will terminate and dividends will be paid in cash per the terms of the Dividend Reinvestment Plan. If after the Offer you continue to have common shares registered in your name with the Computershare, the Fund’s transfer agent (the “Agent”), you may re-enroll in the Dividend Reinvestment Plan at any time by notifying the Agent online at www.computershare.com/investor, or by writing to the Agent at P.O. Box 43078, Providence, RI 02940-3078, or by calling 866-270-7788.

Signature: This form must be signed by the registered holder(s) exactly as their name(s) appears on the Fund’s share register or by person(s) authorized to sign on behalf of the registered holder(s) by documents transmitted herewith.

X
Signature of Shareholder	Date	Daytime Telephone #

X
Signature of Shareholder	Date	Daytime Telephone #

PLACE AN ☐ IN ONE BOX ONLY See instruction number 2 and 3 on the reverse side of this form.

☐ Tender All	or	☐ Partial Tender

WHOLE SHARES FRACTIONS

Please complete the back if you would like to transfer ownership or request special mailing.

VOLUNTARY CORPORATE ACTION, COY - NFJF

E X O T P

04BP0G

Special Transfer Instruction Please see Instruction number 5 below.	Special Mailing Instruction Please see Instruction number 5 below.

If you want your shares not accepted for payment and/or check for cash to be issued in another name, fill in this section with the information for the new account/payee name.

Name (Please Print First, Middle & Last Name)

Address (Number and Street)

(City, State & Zip Code)

(Tax Identification or Social Security Number)

Signature Guarantee Medallion (Title of Officer Signing this Guarantee) (Name of Guarantor - Please Print) (Address of Guarantor Firm)

Fill in ONLY if you want your shares not accepted for payment and/or check for cash to be mailed to someone other than the registered holder or to the registered holder at an address other than that shown on the front of this Letter of Transmittal.

Name (Please Print First, Middle & Last Name)

Address (Number and Street)

(City, State & Zip Code)

INSTRUCTIONS FOR COMPLETING THE LETTER OF TRANSMITTAL

1.

Sign, date and include your daytime telephone number in this Transmittal form in Box 1. After completing all other applicable sections, return this Letter of Transmittal and your original stock certificates in the enclosed envelope. The method of delivery of any documents, including share certificates, is at the election and risk of the tendering shareholder. If documents are sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested.

2.	If you are tendering all your shares for cash, please check this box only.

3.	If you are tendering some of your shares for cash, please check the box, indicate the number of shares you wish to tender and receive in cash.

4.	If you would like to receive a payment in a currency other than US Dollars please complete box 4 and the attached International Currency Exchange Registration Form.

5.	If you want your check for cash to be issued in another name, fill in Box 4. Signature(s) in Box 4 must be medallion guaranteed.

6.	Complete Box 5 only if your check for cash is to be delivered to a person other than the registered holder or to the registered holder at a different address.

Form W-9: Under U.S. Federal Income Tax law, a stockholder is required to provide Computershare with such stockholder’s correct Taxpayer Identification Number. If your Taxpayer Identification Number is not certified on our records, we have enclosed a Form W-9 for you to complete and return. Failure to provide the information on the form may subject you to backup withholding on any reportable payment. If you are a foreign individual seeking to qualify as an exempt recipient from backup withholding, you must complete and submit the enclosed Form W-8BEN to Computershare.

The Information Agent for the Offer is:	The Depositary for the Offer is:

Georgeson	By Mail:	By Registered, Certified or Express Mail
51 West 52nd Street, 6th Floor	Computershare Trust Company, N.A.	or Overnight Courier:
New York, NY 10019	c/o Voluntary Corporate Actions COY NFJF	Computershare Trust Company, N.A.
866-989-3459 (Toll Free)	P.O. Box 43011	c/o Voluntary Corporate Actions COY NFJF
	Providence, RI 02940-3011	150 Royall Street, Suite V
Canton, MA 02021